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Exhibit 10.5

December 29, 2004

Name:	Gibson Smith 151 Detroit Street Denver, Colorado 80206

Dear Gibson:

        Janus Management Holdings Corporation (the "Company"), a wholly owned subsidiary of Janus Capital Group Inc. ("Janus") is pleased to provide you with this letter agreement describing severance benefits you will receive in the event your employment with the Company is terminated under the circumstances described below. For purposes of this agreement, "Company" shall include all parent companies, subsidiaries and affiliates of Janus Management Holdings Corporation.

        By entering into this agreement with the Company, you also agree to abide by the confidentiality and non-solicitation provisions attached as Exhibit A.

        The initial term of this agreement will commence on January 1, 2005 and will expire on December 31, 2005 (the "Term"). Commencing on January 1, 2006 and each January 1 thereafter, the Term will automatically be extended for one additional year unless, not later than September 30 of the preceding year, you or the Company give notice not to extend the Term. The termination of this agreement without further action taken by you or the Company will not constitute a termination of employment. This agreement will supersede any and all prior agreements with the Company or its affiliates, including without limitation, any employment agreement or other arrangement that you may have with Janus or an affiliate relating to rights and obligations upon a termination of your employment, which shall hereafter be of no further force or effect.

Company Obligations Upon Termination of Employment

        Upon any termination of your employment, the Company will pay to you, in a lump sum in cash within 30 days after the date of termination, the sum of (i) your fixed compensation through the date of termination, (ii) any fully earned but unpaid variable compensation through the date of termination, and (iii) any accrued but unpaid vacation (together, the "Accrued Obligations").

Termination by Company Other than for Cause

        If, during the Term, the Company terminates your employment other than for Cause (as defined below), then, conditioned upon your execution of a legal release of your claims against the Company, containing covenants by you of an eighteen (18) month non-solicitation of employees, customers/clients and business, and the complete and continuing confidentiality of the Company's and its affiliates' proprietary information and trade secrets, in a form reasonably satisfactory to the Company with language substantially similar to that set forth in Exhibit A (the "Non-Solicitation Release"), the Company will pay to you, in a lump sum, severance compensation in an amount equal to your total cash compensation earned in the four (4) full calendar quarters immediately prior to the date of termination. Also, for the twelve (12) month period immediately following the date of termination and conditioned upon the execution of the Non-Solicitation Release, the Company will arrange to provide you and your dependents with medical, dental and vision benefits substantially similar to those provided to you and your dependents immediately prior to the date of termination. Benefits otherwise receivable by you will be reduced to the extent benefits of the same type are received by or made available to you during the twelve (12) month period following your termination of employment (and any such benefits received by or made available to you must be reported by you to the Company). This coverage will run concurrently with and will be offset against any continuation coverage under Part 6 of Title I of Employee Retirement Income Security Act of 1974, as amended. The Company will also make available to you three months of outplacement service at no cost to you through a provider of such services selected by the Company.

Termination by Death or Disability

        If your employment is terminated by reason of your death or disability during the Term, the Company will pay to you, your estate or beneficiaries (as applicable) the Accrued Obligations and, an amount equal to your total cash compensation earned in the four (4) full calendar quarters immediately prior to the date of death or disability, as the case may be. For purposes of this agreement, disability shall be as defined under, and you must comply with, the then-current long-term disability policy; provided however, for purposes of this agreement, disability shall specifically exclude any disability or mental illness arising from substance abuse, as defined in such policy. Further, such disability must be certified by two (2) independent physicians that are properly recognized under such long-term disability policy.

Termination for Cause

        If during the Term the Company terminates your employment for Cause or you terminate your employment voluntarily without signing the Non-Compete Release (as defined below), the Company will pay to you the Accrued Obligations.

Termination for Good Reason

        For purposes of this Agreement, "Good Reason" shall mean the occurrence (without your express written consent) of any of the following events, unless the Company remedies such event within sixty (60) days after you provide a detailed notice to the Company of the acts or omissions resulting in your belief that "Good Reason" exists: (i) the reassignment of you to a role that is inconsistent with your responsibilities as a portfolio manager that materially and adversely alters your status as a portfolio manager (but excluding any assignment to a mutual fund or portfolio with a smaller amount of assets under management that may result in reduced compensation, so long as you remain a portfolio manager); (ii) the relocation of your principal place of employment to a location more than 40 miles from your current principal place of employment; (iii) prior to January 1, 2006, a substantial adverse change to the methodology used to calculate your compensation, this agreement or to that certain Change In Control Agreement dated as of January 1, 2005, between you and the Company ("CIC Agreement"); (iv) on or after January 1, 2006, but prior to a "change in control" (as defined in the CIC Agreement), the non-renewal by the Company of, or a substantial adverse change to, the methodology used to calculate your compensation, this agreement or to the CIC Agreement; or (v) the occurrence of a material default by the Company with respect to the methodology used to calculate your compensation, this agreement or the CIC Agreement.

        If during the Term you terminate your employment for "Good Reason" under subparagraphs (ii) or (iv) above, then, in addition to receiving the Accrued Obligations, the Company will cause the acceleration of vesting for all unvested restricted stock awards granted to you between March 15, 2003 and December 30, 2004 (subject to Janus Capital Group Inc. Compensation Committee approval) and all unvested "equity long-term incentive awards" granted to you on or after December 30, 2004, whereby "equity long-term incentive awards" will include without limitation unvested shares of Janus restricted stock, unvested options to purchase Janus stock, and awards consisting of unvested mutual fund share investments. If during the Term you terminate your employment for "Good Reason" under subparagraphs (i), (iii) or (v) above, then, in addition to receiving the Accrued Obligations, the Company will pay to you, in a lump sum, severance compensation in an amount equal to your total cash compensation earned in the four (4) full calendar quarters immediately prior to the date of termination.

Voluntary Termination with Non-Compete Obligation

        If during the Term you terminate your employment voluntarily while in good standing with the Company and you sign a legal release of your claims against the Company, containing covenants by you of a two-year, commercially reasonable non-compete and non-solicitation of employees, customers/clients and business (with non-solicitation language substantially similar to that set forth in Exhibit A), and of a complete and continuing confidentiality of the Company's and its affiliates' proprietary information and trade secrets, in a form reasonably satisfactory to the Company (the "Non-Compete Release"), then, in addition to receiving the Accrued Obligations, all unvested restricted stock awards granted to you between March 15, 2003 and December 30, 2004 (subject to Janus Capital Group Inc. Compensation Committee approval) and all unvested "equity long-term incentive awards" granted to you on or after December 30, 2004 ("equity long-term incentive awards" shall include without limitation unvested shares of Janus restricted stock, unvested options to purchase Janus stock, and awards consisting of unvested mutual fund share investments), will continue to vest and/or be paid, as applicable, in accordance with the original vesting schedule provided for in the applicable award agreement, and any stock options will, from and after such vesting, remain exercisable for the remainder of their respective terms, subject to compliance with the terms of the Non-Compete Release and as limited by the terms of the agreement(s), certificate(s) and/or equity incentive plans underlying each such grant; provided however, any vesting events scheduled to occur for the applicable grant during the two-year, non-compete period will not be delivered to you until the expiration of such two year period and your satisfactory compliance with the Non-Compete Release. The Company may elect in its sole discretion to accelerate the vesting of any unvested equity award granted to you after the two-year, non-compete period but prior to the completion of its original vesting schedule. For purposes of this agreement, "good standing" shall mean that the Chief Executive Officer or Chief Investment Officer of the Company has approved the continuation of vesting and has certified that you have not engaged in any conduct, action or omission that would constitute grounds for terminating your employment for "Cause" (as defined below).

Voluntary Termination without Non-Compete Obligation.

        You have the right to terminate your employment without Good Reason and without signing a Non-Compete Release by giving the Company not less than ninety (90) days' prior notice of the date of termination. In such event, you will only be entitled to receive the Accrued Obligations and all unvested equity long-term incentive awards will be forfeited and cancelled.

Other Termination

        Except as otherwise provided for herein, if your employment terminates at the end of the Term for any other reason or if you terminate your employment at any time, the Company will pay to you the Accrued Obligations.

Cause

        Your termination of employment shall not be deemed to be for Cause unless and until you have received a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors of Janus (the "Board") at a meeting of the Board called and held for such purpose (after you are provided with reasonable notice to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in the definition of Cause, and specifying the particulars thereof in detail.

        For purposes of this agreement, "Cause" shall mean (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) that has not been cured within 30 days after a written demand for substantial performance is delivered to you by the Chief Executive Officer or Chief Investment Officer of the Company, which demand specifically identifies the manner in which they believe that you have not substantially performed your duties; (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) your material breach of any material provision of this agreement (including the covenants set forth in Exhibit A); or (iv) a conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by you with respect thereto. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company. Any act, or failure to act, based upon express written authority by the Board, Chief Executive Officer and/or the Chief Investment Officer with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

Miscellaneous

        Your rights and the Company's obligation to make any compensation or severance payments after a change in control of Janus shall be provided for and subject to the terms of the CIC Agreement entered into by you and the Company, and such CIC Agreement shall supersede any conflicting terms or agreements; provided however, the parties agree that the CIC Agreement during its term shall not cause the reduction of any compensation or benefits that are provided for in this letter agreement. To the extent that severance benefits become payable under the CIC Agreement, no benefits will be payable pursuant to this letter agreement.

        This agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law, or otherwise.

        This agreement is governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. This agreement may not be amended or modified otherwise than by a written agreement executed by you and the Company (or respective successors and legal representatives).

        The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.

        The Company may withhold from any amounts payable under this agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        In the event of any dispute relating to or arising from this agreement, the party substantially prevailing will recover from the other party its costs, including reasonable attorneys' fees.

        If this letter agreement sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

JANUS MANAGEMENT HOLDINGS CORPORATION
	By:	/s/ GARY D. BLACK
Accepted and agreed to this 30th day of December, 2004
/s/ R. GIBSON SMITH Name: Richard Gibson Smith

EXHIBIT A

CONFIDENTIALITY AND NON-SOLICITATION

        [Name] (the "Executive") acknowledges that his or her employment as a senior officer of Janus Capital Management LLC (the "Company") creates a relationship of confidence and trust between the Executive and the Company and its Affiliates (as defined below) (collectively "Janus Entities", individually, a "Janus Entity") with respect to confidential and proprietary information applicable to the business of the Janus Entities and their clients. The Executive further acknowledges the highly competitive nature of the business of the Janus Entities. Accordingly, it is agreed that the restrictions contained in this agreement are reasonable and necessary for the protection of the interests of the Janus Entities and that any violation of these restrictions would cause substantial and irreparable injury to the Janus Entities.

Protection of Confidential Information.

"Confidential Information" means all nonpublic information (whether in paper or electronic form, or contained in the Executive's memory, or otherwise stored or recorded) relating to or arising from a Janus Entity's business, including, without limitation, trade secrets used, developed or acquired by a Janus Entity in connection with its business. Without limiting the generality of the foregoing, "Confidential Information" shall specifically include all information concerning the manner and details of any Janus Entity's operation, organization, investment strategy, modeling and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with a Janus Entity's business or investments; a Janus Entity's business plans and strategies; the identities of a Janus Entity's customers and the specific individual customer representatives with whom a Janus Entity works; the details of a Janus Entity's relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in a Janus Entity's business; the details of a Janus Entity's relationships with such distributors, contractors and vendors; the nature of fees and charges made to a Janus Entity's customers; nonpublic forms, contracts and other documents used in a Janus Entity's business; all information concerning a Janus Entity's employees, agents and contractors, including without limitation such persons' compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in a Janus Entity's business, whether proprietary to a Janus Entity or used by a Janus Entity under license from a third party; and all other information concerning a Janus Entity's concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. "Confidential Information" does not include information that is in the public domain through no wrongful act on the part of the Executive, nor does it include information, knowledge and know-how already within the Executive's possession or memory before his employment with a Janus Entity or one of its predecessors.

Except in connection with and in furtherance of the Executive's work on a Janus Entity's behalf, the Executive shall not, without the Company's prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

"Confidential Records" means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to the Executive are and shall remain the Janus Entities' property. Except in connection with and in furtherance of the Executive's work on a Janus Entity's behalf or with a Janus Entity's prior written consent, the Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of the Executive's employment with the Company, or upon a Janus Entity's request, the Executive shall immediately deliver to the Company or its designee (and shall not keep in the

Executive's possession or deliver to any other person or entity) all Confidential Records and all other Janus Entity property in the Executive's possession or control.

Non-Solicitation.

"Competitive Business" means any business that provides investment advisory or investment management services.

"Affiliate" means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

During the Executive's employment with the Company, and for a period of one year following the date of termination for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to): (i) interfere with any relationship which may exist from time to time between a Janus Entity and any of its employees, consultants, agents or representatives; or (ii) employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of a Janus Entity, or any person who was employed or engaged as an employee, consultant, agent or representative of a Janus Entity within the six month period immediately preceding the Executive's termination; or (iii) solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which a Janus Entity shall have rendered service during the six month period immediately preceding the Executive's termination; or (iv) directly or indirectly divert or attempt to divert from a Janus Entity any business in which a Janus Entity has been actively engaged during the term hereof or interfere with any relationship between a Janus Entity and any of its clients.

General.

If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this agreement is unenforceable, it is the intention of the parties that this agreement shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this agreement in the jurisdiction of the court that has made the adjudication.

The Executive acknowledges that these restrictive covenants are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive's continued employment is predicated on the commitments undertaken by the Executive pursuant to this agreement. In the event any of the covenants are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

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